EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For Further Information Contact: Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com
KB HOME CALLS FOR REDEMPTION OF ITS 9 1/2% SENIOR SUBORDINATED NOTES DUE 2011
     Los Angeles, CA, June 26, 2007 — KB Home (NYSE: KBH) announced today that it is calling for the redemption on Friday, July 27, 2007 of all of its outstanding 9 1/2% Senior Subordinated Notes due 2011 (the “2011 Notes”). The aggregate principal amount of 2011 Notes to be redeemed is $250 million. The 2011 Notes will be redeemed at a price equal to $1,031.67 per $1,000 principal amount, plus all accrued interest to the date of redemption. The 2011 Notes are traded on the New York Stock Exchange under the symbol KBH11 (CUSIP 48666KAD1).
     The phone number of U.S. Bank Corporate Trust Services, the paying agent, is 1-800-934-6802.
     Celebrating its 50th anniversary in the homebuilding industry, KB Home is one of America’s largest homebuilders. Headquartered in Los Angeles, the Company has domestic operating divisions in 15 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” Kaufman & Broad S.A., a subsidiary publicly-traded on Euronext Paris, is one of the leading homebuilders in France. For more information about any of KB Home’s new home communities or complete mortgage services through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; changes in currency exchange rates (insofar as they affect our operations in France); weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; violations of our policies; the consequences of our past stock option grant practices and the restatement of certain of our financial statements; government investigations and shareholder lawsuits regarding our past stock option grant practices; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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